Exhibit 99.3

WEBMD HEALTH CORP.

All other schedules not listed above have been omitted as not applicable or because the required information is included in the Consolidated Financial Statements or in the notes thereto. Columns omitted from the schedule filed have been omitted because the information is not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of WebMD Health Corp.

We have audited the accompanying consolidated balance sheets of WebMD Health Corp. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at page F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WebMD Health Corp. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), WebMD Health Corp.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP
New York, New York
February 26, 2009,
except for Notes 3, as to which the date is
June 29, 2009

WEBMD HEALTH CORP.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$191,659	$213,753
Short-term investments	—	80,900
Accounts receivable, net of allowance for doubtful accounts of $1,301 at December 31, 2008 and $1,165 at December 31, 2007	93,082	83,410
Current portion of prepaid advertising	1,753	2,329
Due from HLTH	—	1,153
Other current assets	11,358	10,828
Assets of discontinued operations	12,575	14,487

Total current assets	310,427	406,860
Investments	133,563	—
Property and equipment, net	54,165	48,509
Prepaid advertising	—	4,521
Goodwill	208,967	210,385
Intangible assets, net	26,237	35,634
Other assets	22,573	14,264

	$755,932	$720,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$31,241	$26,241
Deferred revenue	79,613	75,518
Due to HLTH	427	—
Liabilities of discontinued operations	2,599	2,449

Total current liabilities	113,880	104,208
Other long-term liabilities	8,334	9,210
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Common Stock, $0.01 par value per share, 500,000,000 shares authorized; 10,044,372 shares issued at December 31, 2008 and 9,113,708 shares issued and outstanding at December 31, 2007	100	91
Class B Common Stock, $0.01 par value per share, 150,000,000 shares authorized; 48,100,000 shares issued and outstanding at December 31, 2008 and 2007	481	481
Additional paid-in capital	548,069	531,043
Class A Treasury Stock, at cost; 624,871 shares at December 31, 2008 and no shares at December 31, 2007	(12,497)	—
Accumulated other comprehensive loss	(4,277)	—
Retained earnings	101,842	75,140

Total stockholders’ equity	633,718	606,755

	$755,932	$720,173

See accompanying notes.

WEBMD HEALTH CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Years Ended December 31,
	2008	2007	2006

Revenue	$373,542	$319,493	$239,434
Cost of operations	135,138	114,000	98,692
Sales and marketing	106,080	91,035	73,344
General and administrative	56,635	59,326	50,060
Depreciation and amortization	27,921	26,785	17,154
Interest income	10,452	12,378	5,099
Impairment of auction rate securities	27,406	—	—
Restructuring	2,910	—	—

Income from continuing operations before
income tax provision (benefit)	27,904	40,725	5,283
Income tax provision (benefit)	2,211	(17,644)	3,571

Income from continuing operations	25,693	58,369	1,712
Income from discontinued operations (net of tax of $711, $212 and $312 in 2008, 2007 and 2006)	1,009	7,515	824

Net income	$26,702	$65,884	$2,536

Basic income per common share:
Income from continuing operations	$0.45	$1.02	$0.03
Income from discontinued operations	0.01	0.13	0.02

Net income	$0.46	$1.15	$0.05

Diluted income per common share:
Income from continuing operations	$0.44	$0.98	$0.03
Income from discontinued operations	0.01	0.12	0.01

Net income	$0.45	$1.10	$0.04

Weighted-average shares outstanding used in computing net income per common share:
Basic	57,717	57,184	56,145

Diluted	58,925	59,743	58,075

See accompanying notes.

WEBMD HEALTH CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)

									Accumulated
	Class A		Class B				Class A		Other		Total
	Common Stock		Common Stock		Deferred	Additional	Treasury Stock		Comprehensive	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Compensation	Paid-in-Capital	Shares	Amount	Income	Earnings	Equity

Balances at January 1, 2006	7,954,426	$80	48,100,000	$481	$(5,736)	$293,827	—	$—	$(112)	$7,415	$295,955
Net income	—	—	—	—	—	—	—	—	—	2,536	2,536
Changes in unrealized losses on securities	—	—	—	—	—	—	—	—	112	—	112

Comprehensive income	—	—	—	—	—	—	—	—	—	—	2,648
Contribution from HLTH for utilization of Federal NOL	—	—	—	—	—	140,000	—	—	—	—	140,000
Issuance of Class A Common Stock for option exercises and other issuances	383,420	3	—	—	—	5,146	—	—	—	—	5,149
Reversal of deferred stock-based compensation — adoption of SFAS 123R	—	—	—	—	5,736	(5,736)	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	26,357	—	—	—	—	26,357
Subimo Acquisition	—	—	—	—	—	26,000	—	—	—	—	26,000

Balances at December 31, 2006	8,337,846	83	48,100,000	481	—	485,594	—	—	—	9,951	496,109
Net income	—	—	—	—	—	—	—	—	—	65,884	65,884
Contribution from HLTH for utilization of Federal NOL	—	—	—	—	—	9,862	—	—	—	—	9,862
Issuance of Class A Common Stock for option exercises and other issuances	775,862	8	—	—	—	13,651	—	—	—	—	13,659
Transfer of equity awards to HLTH	—	—	—	—	—	695	—	—	—	(695)	—
Tax valuation allowance reversal	—	—	—	—	—	812	—	—	—	—	812
Tax benefit from HLTH and deductions from stock options	—	—	—	—	—	1,399	—	—	—	—	1,399
Stock-based compensation	—	—	—	—	—	19,030	—	—	—	—	19,030

Balances at December 31, 2007	9,113,708	91	48,100,000	481	—	531,043	—	—	—	75,140	606,755
Net income	—	—	—	—	—	—	—	—	—	26,702	26,702
Unrealized losses on securities	—	—	—	—	—	—	—	—	(4,277)	—	(4,277)

Comprehensive income	—	—	—	—	—	—	—	—	—	—	22,425
Subimo Acquisition	640,930	6	—	—	—	(2,788)	—	—	—	—	(2,782)
Repurchase of Class A Common Stock	—	—	—	—	—	—	640,930	(12,818)	—	—	(12,818)
Issuance of Class A Common Stock for option exercises and other issuances	289,734	3	—	—	—	3,140	(16,059)	321	—	—	3,464
Tax valuation allowance reversal	—	—	—	—	—	907	—	—	—	—	907
Tax benefit from HLTH and deductions from stock options	—	—	—	—	—	2,614	—	—	—	—	2,614
Stock-based compensation	—	—	—	—	—	13,153	—	—	—	—	13,153

Balances at December 31, 2008	10,044,372	$100	48,100,000	$481	$—	$548,069	624,871	$(12,497)	$(4,277)	$101,842	$633,718

See accompanying notes.

WEBMD HEALTH CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Net income	$26,702	$65,884	$2,536
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(1,009)	(7,515)	(824)
Depreciation and amortization	27,921	26,785	17,154
Non-cash advertising	5,097	5,264	7,415
Non-cash stock-based compensation	13,314	19,075	26,160
Deferred and other income taxes	1,175	(21,254)	1,802
Impairment of auction rate securities	27,406	—	—
Changes in operating assets and liabilities:
Accounts receivable	(9,672)	4,239	(25,432)
Accrued expenses and other long-term liabilities	4,197	(7,115)	6,680
Due to/from HLTH	1,601	(3,278)	(1,568)
Deferred revenue	4,095	93	17,761
Other	(1,349)	1,102	(1,122)

Net cash provided by continuing operations	99,478	83,280	50,562
Net cash provided by discontinued operations	3,434	4,230	2,239

Net cash provided by operating activities	102,912	87,510	52,801
Cash flows from investing activities:
Proceeds from maturities and sales of available-for-sale securities	44,000	212,923	304,184
Purchases of available-for-sale securities	(127,900)	(284,333)	(229,410)
Purchases of property and equipment	(24,180)	(18,046)	(28,438)
Cash paid in business combinations, net of cash acquired	(1,648)	—	(130,167)
Purchase of investment in preferred stock	(6,471)	—	—

Net cash used in continuing operations	(116,199)	(89,456)	(83,831)
Net cash used in discontinued operations	(70)	(12)	(14)

Net cash used in investing activities	(116,269)	(89,468)	(83,845)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,797	14,355	5,257
Tax benefit on stock-based awards	284	1,577	—
Net cash transfers with HLTH	—	155,119	(5,257)
Repurchases of Class A Common Stock	(12,818)	—	—

Net cash (used in) provided by financing activities	(8,737)	171,051	—
Net (decrease) increase in cash and cash equivalents	(22,094)	169,093	(31,044)
Cash and cash equivalents at beginning of period	213,753	44,660	75,704

Cash and cash equivalents at end of period	$191,659	$213,753	$44,660

See accompanying notes.

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

1.	Background and Basis of Presentation

Background

WebMD Health Corp. (the “Company”) is a Delaware corporation that was incorporated on May 3, 2005. The Company completed an initial public offering (“IPO”) of Class A Common Stock on September 28, 2005. The Company’s Class A Common Stock trades under the symbol “WBMD” on the Nasdaq Global Select Market. Prior to the date of the IPO, the Company was a wholly-owned subsidiary of HLTH Corporation (“HLTH”). Since the completion of the IPO, the Company is a majority-owned subsidiary of HLTH, which owned 83.6% of the equity of the Company as of December 31, 2008. The Company’s Class A Common Stock has one vote per share, while the Company’s Class B Common Stock has five votes per share. As a result, the Company’s Class B Common Stock owned by HLTH represented, as of December 31, 2008, 96.0% of the combined voting power of the Company’s outstanding Common Stock.

Reclassification

The accompanying consolidated financial statements and footnotes are for the same periods as the consolidated financial statements that were included in the Company’s Annual Report on Form 10-K filed on February 27, 2009 (the “2008 Form 10-K”), however, they reflect the reclassification of our Little Blue Book print directory business (“LBB”) to discontinued operations (as described in Note 3) and the related elimination of the Publishing and Other Services segment. While the accompanying consolidated financial statements reflect the reclassifications described above, they do not reflect any other events occurring after February 27, 2009, the date of the 2008 Form 10-K. Other events occurring after that date have been disclosed in other public filings made by the Company, including Current Reports on Form 8-K and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

Business

The Company provides health information services to consumers, physicians and other healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. The Company’s public portals for consumers enable them to obtain health and wellness information (including information on specific diseases or conditions), check symptoms, locate physicians, store individual healthcare information, receive periodic e-newsletters on topics of individual interest and participate in online communities with peers and experts. The Company’s public portals for physicians and healthcare professionals make it easier for them to access clinical reference sources, stay abreast of the latest clinical information, learn about new treatment options, earn continuing medical education (“CME”) credit and communicate with peers. The Company’s public portals generate revenue primarily through the sale of advertising and sponsorship products, including CME services. The Company also distributes online content and services to other entities and generates revenue from these arrangements through the sale of advertising and sponsorship products and content syndication fees, provides e-detailing promotion and physician recruitment services and provides print services including the publication of WebMD the Magazine, a consumer magazine distributed to physician office waiting rooms. The public portals sponsors and advertisers include pharmaceutical, biotechnology, medical device and consumer products companies. The Company’s private portals enable employers and health plans to provide their employees and plan members with access to personalized health and benefit information and decision-support technology that helps them make more informed benefit, provider and treatment choices. The Company provides related services for use by such employees and members, including lifestyle education and personalized telephonic health coaching. The Company generates revenue from its private portals through the licensing of these services to employers and health plans either directly or through distributors.

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Basis of Presentation

The Company’s consolidated financial statements have been derived from the consolidated financial statements and accounting records of HLTH, principally representing the WebMD segments, using the historical results of operations, and historical basis of assets and liabilities of the WebMD related businesses. Management believes the assumptions underlying the consolidated financial statements are reasonable. However, the consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during the periods presented.

Transactions between the Company and HLTH have been identified in the notes to the consolidated financial statements as Transactions with HLTH (see Note 5).

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The results of operations for companies acquired are included in the consolidated financial statements from the effective date of acquisition. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Seasonality

The timing of the Company’s revenue is affected by seasonal factors. Revenue within the public portals is seasonal, primarily as a result of the annual budget approval process of the Company’s clients. This portion of the Company’s revenue is usually the lowest in the first quarter of each calendar year, and increases during each consecutive quarter throughout the year. The Company’s private portals revenue is historically highest in the second half of the year as new customers are typically added during this period in conjunction with their annual open enrollment periods for employee benefits.

Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect: revenue recognition, the allowance for doubtful accounts, the carrying value of prepaid advertising, the carrying value of long-lived assets (including goodwill and intangible assets), the amortization period of long-lived assets (excluding goodwill), the carrying value, capitalization and amortization of software and Web site

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

development costs, the carrying value of investments in auction rate securities, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies, share-based compensation to employees and transactions with HLTH.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. The Company’s cash and cash equivalents are primarily invested in various money market accounts.

Fair Value

The carrying amount of cash and cash equivalents, accounts receivable, accrued expenses and deferred revenue is deemed to approximate fair value due to the immediate or short-term maturity of these financial instruments.

The Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) on January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. See Note 15 for further information.

Marketable Securities

The Company classifies its investments in marketable securities as either available-for-sale or held-to-maturity at the time of purchase and re-evaluates such classifications at each balance sheet date. The Company does not invest in trading securities. Debt securities in which the Company has the positive intent and ability to hold the securities to maturity are classified as held-to-maturity; otherwise they are classified as available-for-sale. Investments in marketable equity securities are also classified as available-for-sale.

Held-to-maturity securities are carried at amortized cost and available-for-sale securities are carried at fair value as of each balance sheet date. Unrealized gains and losses associated with available-for-sale securities are recorded as a component of accumulated other comprehensive income within stockholders’ equity. Realized gains and losses and declines in value determined to be other-than-temporary are recorded in the consolidated statements of operations. A decline in value is deemed to be other-than-temporary if the Company does not have the intent and ability to retain the investment until any anticipated recovery in market value. The cost of securities is based on the specific identification method.

Allowance for Doubtful Accounts

The allowance for doubtful accounts receivable reflects the Company’s best estimate of losses inherent in the Company’s receivables portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Internal Use Software

The Company accounts for internal use software development costs in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Software development costs that are incurred in the preliminary project stage are expensed as incurred. Once certain criteria of SOP 98-1 have been met, internal and external direct costs incurred in developing or obtaining computer software are capitalized. The Company capitalized $2,714 and $4,847 during the years ended December 31, 2008 and 2007, respectively. Capitalized internal use software development costs are included in property and equipment in the accompanying consolidated balance sheet. Training and data conversion costs are expensed as incurred. Capitalized software costs are depreciated over a

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

three-year period. Depreciation expense related to internal use software was $3,429, $2,778 and $717 during the years ended December 31, 2008, 2007 and 2006.

Web Site Development Costs

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-2, “Accounting for Web Site Development Costs,” costs related to the planning and post implementation phases of the Company’s Web site development efforts, as well as minor enhancements and maintenance, are expensed as incurred. Direct costs incurred in the development phase are capitalized. The Company capitalized $6,289 and $7,980 during the years ended December 31, 2008 and 2007, respectively. These capitalized costs are included in property and equipment in the accompanying consolidated balance sheets and are depreciated over a three-year period. Depreciation expense related to Web site development costs was $6,644, $4,501 and $446 during the years ended December 31, 2008, 2007 and 2006.

Long-Lived Assets

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The useful lives are generally as follows:

Computer equipment	3 to 5 years
Office equipment, furniture and fixtures	4 to 7 years
Software	3 to 5 years
Web site development costs	3 years
Leasehold improvements	Shorter of useful life or lease term

Expenditures for maintenance, repair and renewals of minor items are expensed as incurred. Major betterments are capitalized.

Goodwill and Intangible Assets

Goodwill and intangible assets resulting from acquisitions are accounted for under the purchase method. Intangible assets with definite lives are amortized on a straight-line basis over the estimated useful lives of the related assets as follows:

Content	4 to 5 years
Customer relationships	5 to 12 years
Acquired technology and patents	3 years
Trade names	10 years

Recoverability

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” the Company reviews the carrying value of goodwill annually and whenever indicators of impairment are present. The Company measures goodwill impairment losses by comparing the carrying value of its reporting units to the fair value of its reporting units determined using an income approach valuation. The Company’s reporting units are determined in accordance with SFAS No. 142, which defines a reporting unit as an operating segment or one level below an operating segment.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), long-lived assets used in operations are reviewed for impairment whenever events or changes

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Leases

The Company recognizes lease expense on a straight-line basis, including predetermined fixed escalations, over the initial lease term, including reasonably assured renewal periods, net of lease incentives, from the time that the Company controls the leased property. Leasehold improvements made at the inception of the lease are amortized over the shorter of useful life or lease term. Lease incentives are recorded as a deferred rent credit and recognized as a reduction to rent expense on a straight-line basis over the lease term as described above.

Revenue Recognition

Revenue from advertising is recognized as advertisements are delivered or as publications are distributed. Revenue from sponsorship arrangements, content syndication and distribution arrangements, and licenses of healthcare management tools and private portals as well as related health coaching services are recognized ratably over the term of the applicable agreement. Revenue from the sponsorship of CME is recognized over the period the Company substantially completes its contractual deliverables as determined by the applicable agreements. When contractual arrangements contain multiple elements, revenue is allocated to each element based on its relative fair value determined using prices charged when elements are sold separately. In certain instances where fair value does not exist for all the elements, the amount of revenue allocated to the delivered elements equals the total consideration less the fair value of the undelivered elements. In instances where fair value does not exist for the undelivered elements, revenue is recognized when the last element is delivered.

Sales, Use and Value Added Tax

The Company excludes sales, use and value added tax from revenue in the consolidated statements of operations.

Accounting for Stock-Based Compensation

As discussed more fully in Note 12, on January 1, 2006, the Company adopted SFAS No. 123, “(Revised 2004): Share-Based Payment” (“SFAS 123R”), which replaced SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values. The Company elected to use the modified prospective transition method and as a result prior period results were not restated. Under the modified prospective transition method, awards that were granted or modified on or after January 1, 2006 are measured and accounted for in accordance with SFAS 123R. Unvested stock options and restricted stock awards that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS 123, using the same grant date fair value and same expense attribution method used under SFAS 123, except that all awards are recognized in the results of operations over the remaining vesting periods. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized for all stock-based compensation beginning January 1, 2006.

Prior to January 1, 2006, the Company accounted for stock-based employee compensation using the intrinsic value method under the recognition and measurement principles of APB 25, and related

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interpretations. In accordance with APB 25, the Company did not recognize stock-based compensation cost with respect to stock options granted with an exercise price equal to the market value of the underlying common stock on the date of grant. As a result, the recognition of stock-based compensation expense was generally limited to the expense related to restricted stock awards and stock option modifications, as well as the amortization of deferred compensation related to certain acquisitions in 2000. Additionally, all restricted stock awards and stock options granted prior to January 1, 2006 had graded vesting, and the Company valued these awards and recognized actual and pro-forma expense, with respect to restricted stock awards and stock options, as if each vesting portion of the award was a separate award. This resulted in an accelerated attribution of compensation expense over the vesting period. As permitted under SFAS 123R, the Company began using a straight-line attribution method beginning January 1, 2006 for all stock options and restricted stock awards granted on or after January 1, 2006, but continued to apply the accelerated attribution method for the remaining unvested portion of any awards granted prior to January 1, 2006.

Advertising Costs

Advertising costs are generally expensed as incurred and included in sales and marketing expense in the accompanying consolidated statements of operations. Advertising expense totaled $10,852, $9,779, and $12,533 in 2008, 2007 and 2006, respectively. Included in these amounts are non-cash advertising costs of $5,097, $5,264 and $7,415 in 2008, 2007 and 2006, respectively, related to the advertising services received from News Corporation. See Note 7 for additional information related to the News Corporation transaction.

Concentration of Credit Risk

None of the Company’s customers individually accounted for more than 10% of the Company’s revenue in 2008, 2007 or 2006 or more than 10% of the Company’s accounts receivable as of December 31, 2008, 2007 or 2006.

The Company’s revenue is principally generated in the United States. An adverse change in economic conditions in the United States could negatively affect the Company’s revenue and results of operations. Due to the acquisition of Conceptis Technologies Inc., the Company recorded revenue from foreign customers of $3,417, $3,660 and $3,475 during the years ended December 31, 2008, 2007 and 2006, respectively.

Income Taxes

Income taxes are accounted for using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, deferred income taxes are recognized for the future tax consequence of differences between the tax and financial reporting basis of assets and liabilities at each reporting period. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.

On January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. However, the Company cannot predict with certainty the interpretations or positions that tax authorities may take regarding specific tax returns filed by the Company and, even if the Company believes its tax positions are correct, may determine to make settlement payments in order to avoid the costs of disputing particular positions taken. The Company did not record a cumulative effect adjustment related to the adoption

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of FIN 48. However, the Company reduced $603 of a deferred tax asset and its associated valuation allowance upon adoption of FIN 48.

With the exception of adjusting net operating loss (“NOL”) carryforwards that may be utilized, the Company is no longer subject to federal income tax examinations for tax years before 2005 and for state and local income tax examinations for years before 2003.

The Company has elected to reflect interest and penalties related to uncertain tax positions as part of the income tax provision in the accompanying consolidated statements of operations.

Income Per Common Share

Basic and diluted income per common share are presented in conformity with SFAS No. 128, “Earnings Per Share” (“SFAS 128”). In accordance with SFAS 128, basic income per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods presented. Diluted income per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods, increased to give effect to potentially dilutive securities.

	Years Ended December 31,
	2008	2007	2006

Numerator:
Income from continuing operations	$25,693	$58,369	$1,712

Income from discontinued operations, net of tax	$1,009	$7,515	$824

Denominator: (shares in thousands)
Weighted-average shares — Basic	57,717	57,184	56,145
Employee stock options, restricted stock and Deferred Shares	1,208	2,559	1,930

Adjusted weighted-average shares after assumed conversions — Diluted	58,925	59,743	58,075

Basic income per common share:
Income from continuing operations	$0.45	$1.02	$0.03
Income from discontinued operations	0.01	0.13	0.02

Net income	$0.46	$1.15	$0.05

Diluted income per common share:
Income from continuing operations	$0.44	$0.98	$0.03
Income from discontinued operations	0.01	0.12	0.01

Net income	$0.45	$1.10	$0.04

Included, or partially included, in basic and diluted shares for the years ended December 31, 2008, 2007 and 2006 is the impact, or partial impact, of shares that were issued in December 2008 to the former owners of Subimo LLC (the “Subimo Sellers”) pursuant to the purchase agreement (as amended, the “Subimo Purchase Agreement”) for the Company’s acquisition of Subimo (see Note 6 — Investment and Business Combinations for information regarding the acquisition). Under the terms of the Subimo Purchase Agreement, the Company had deferred the issuance of 640,930 shares of Class A Common Stock (“Deferred Shares”) until December 2008. Up to 246,508 of the Deferred Shares were available, prior to December 2008, to be used to settle any outstanding claims or warranties the Company may have had against the Subimo Sellers under the Subimo Purchase Agreement. For purposes of calculating basic net income per share, the weighted average impact of 394,422 of the Deferred Shares (representing the non-contingent portion of the Deferred

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Shares) was included. For purposes of calculating diluted net income per share, the weighted average impact of all of the 640,930 Deferred Shares was included. As described in Note 6 below, the Deferred Shares were repurchased by the Company on December 3, 2008, immediately after their issuance.

The Company has excluded certain outstanding stock options and restricted stock from the calculation of diluted income per common share because such securities were anti-dilutive during the periods presented. The total number of shares that could potentially dilute income per common share in the future that were excluded from the calculation of diluted income per share was 7,709,813, 1,360,386 and 749,328 for the years ended December 31, 2008, 2007 and 2006, respectively.

Discontinued Operations

The Company accounts for discontinued operations in accordance with SFAS 144. Under SFAS 144, the operating results of a business unit are reported as discontinued if its operations and cash flows can be clearly distinguished from the rest of the business, the operations have been sold, there will be no continuing involvement in the operation after the disposal date and certain other criteria are met. Significant judgments are involved in determining whether a business component meets the criteria for discontinued operation reporting and the period in which these criteria are met. Refer to Note 3 for further discussion of discontinued operations.

Recent Accounting Pronouncements

On April 25, 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of this FSP may impact the useful lives the Company assigns to intangible assets that are acquired through future business combinations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations” (“SFAS 141R”), a replacement of SFAS No. 141. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008 and applies to all business combinations. SFAS 141R provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, SFAS 141R changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; and (4) in order to accrue for a restructuring plan in purchase accounting, the requirements in SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” would have to be met at the acquisition date. While there is no expected impact to the Company’s consolidated financial statements on the accounting for acquisitions completed prior to December 31, 2008, the adoption of SFAS 141R on January 1, 2009 could materially change the accounting for business combinations consummated subsequent to that date and for tax matters relating to prior acquisitions settled subsequent to December 31, 2008.

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Discontinued Operations

Little Blue Book

During March 2009, the Company decided to divest LBB as it is not strategic to the rest of the overall business, and initiated the process of seeking a buyer for LBB. Accordingly, the financial information for LBB has been reflected as discontinued operations in the accompanying consolidated financial statements. Summarized operating results for the discontinued operations of LBB are as follows:

	Years Ended December 31,
	2008	2007	2006

Revenue	$9,235	$12,461	$9,342

Income before taxes	$1,954	$4,462	$751

The major classes of assets and liabilities of LBB are as follows:

	December 31,
	2008	2007

Assets of discontinued operations:
Accounts receivable, net	$1,058	$2,671
Property and equipment, net	98	80
Goodwill	11,044	11,044
Intangible assets, net	362	680
Other assets	13	12

Total assets	$12,575	$14,487

Liabilities of discontinued operations:
Accrued expenses	$113	$257
Deferred revenue	876	883
Deferred tax liability	1,610	1,309

Total liabilities	$2,599	$2,449

ACS/ACP Business

As of December 31, 2007, the Company entered into an Asset Sale Agreement and completed the sale of certain assets and certain liabilities of its medical reference publications business, including the publications ACP Medicine and ACS Surgery: Principles and Practice. The assets and liabilities sold are referred to below as “ACS/ACP Business.” ACP Medicine and ACS Surgery are official publications of the American College of Physicians and the American College of Surgeons, respectively. As a result of the sale, the historical financial information of the ACS/ACP Business has been reclassified as discontinued operations in the accompanying consolidated financial statements. The Company will receive net cash proceeds of $2,575, consisting of $1,925 received during 2008 and the remaining $650 to be received during 2009. The Company incurred approximately $750 of professional fees and other expenses associated with the sale of the ACS/ACP Business. In connection with the sale, the Company recognized a (loss) gain of ($234) and $3,394 during the

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years ended December 31, 2008 and 2007, respectively. Summarized operating results for the discontinued operations of the ACS/ACP Business and the gain recognized on the sale are as follows:

	Years Ended December 31,
	2008	2007	2006

Revenue	$—	$4,219	$5,105

(Loss) income before taxes	$—	$(129)	$385

(Loss) gain on disposal before taxes	$(234)	$3,394	$—

4.	Stock Repurchase Program

On December 4, 2008, the Company announced the authorization of a stock repurchase program, at which time the Company was authorized to use up to $30,000 to purchase shares of its Class A Common Stock, from time to time, in the open market, through block trades or in private transactions, depending on market conditions and other factors. During 2008, no shares were repurchased under this program.

5.	Transactions with HLTH

Agreements with HLTH

In connection with the IPO in September 2005, the Company entered into a number of agreements with HLTH governing the future relationship of the companies, including a Services Agreement, a Tax Sharing Agreement and an Indemnity Agreement. These agreements cover a variety of matters, including responsibility for certain liabilities, including tax liabilities, as well as matters related to HLTH providing the Company with administrative services, such as payroll, accounting, tax, employee benefit plans, employee insurance, intellectual property, legal and information processing services. Under the Services Agreement, the Company has agreed to reimburse HLTH an amount that reasonably approximates HLTH’s cost of providing services to the Company. HLTH has agreed to make the services available to the Company for up to five years; however, the Company is not required, under the Services Agreement, to continue to obtain services from HLTH and is able to terminate services, in whole or in part, at any time generally by providing, with respect to the specified services or groups of services, 60 days’ prior notice and, in some cases, paying a nominal termination fee to cover costs relating to the termination. The terms of the Services Agreement provide that HLTH has the option to terminate the services that it provides for the Company, in whole or in part, if it ceases to provide such services for itself, upon at least 180 days’ written notice to the Company.

On February 15, 2006, the Tax Sharing Agreement was amended to provide that HLTH would compensate the Company for any use of the Company’s net operating loss (“NOL”) carryforwards resulting from certain extraordinary transactions, as defined in the Tax Sharing Agreement. On September 14, 2006, HLTH completed the sale of its Emdeon Practice Services business (“EPS”) for approximately $565,000 in cash (“EPS Sale”). On November 16, 2006, HLTH completed the sale of a 52% interest in its Emdeon Business Services business (“EBS”) for approximately $1,200,000 in cash (“2006 EBS Sale”). HLTH recognized a taxable gain on the sales of EPS and EBS and utilized a portion of its federal NOL carryforwards to offset the gain on these transactions. Under the Tax Sharing Agreement between HLTH and the Company, the Company was reimbursed for its NOL carryforwards utilized by HLTH in these transactions at the current federal statutory rate of 35%. During 2007, HLTH reimbursed the Company $149,862 attributable to the NOL that was utilized by HLTH as a result of the EPS Sale and the 2006 EBS Sale. The reimbursement was recorded as capital contribution, which increased additional paid-in capital.

In February 2008, HLTH and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which HLTH would merge into the Company, with the Company continuing as the surviving corporation. Pursuant to the terms of a Termination Agreement entered into on October 19, 2008

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(the “Termination Agreement”), HLTH and the Company mutually agreed, in light of the turmoil in financial markets, to terminate the Merger Agreement. The Termination Agreement maintained HLTH’s obligation, under the terms of the Merger Agreement, to pay the expenses the Company incurred in connection with the merger. In connection with the termination of the merger, HLTH assigned to the Company the Amended and Restated Data License Agreement, dated as of February 8, 2008, among HLTH, EBS Master LLC and certain affiliated companies.

Also, in connection with the termination of the Merger Agreement, the Tax Sharing Agreement was further amended to provide that, for tax years beginning after December 31, 2007, HLTH is no longer required to reimburse the Company for use of NOL carryforwards attributable to the Company that may result from extraordinary transactions by HLTH. The Tax Sharing Agreement has not, other than with respect to certain extraordinary transactions by HLTH, required either HLTH or the Company to reimburse the other party for any net tax savings realized by the consolidated group as a result of the group’s utilization of the Company’s or HLTH’s NOL carryforwards during the period of consolidation, and that will continue following the amendment. Accordingly, HLTH will not be required to reimburse the Company for use of NOL carryforwards attributable to the Company in connection with (a) HLTH’s sale in February 2008 of its 48% minority interest in EBS to an affiliate of General Atlantic LLC and investment funds managed by Hellman & Friedman LLC for a sale price of $575,000 in cash or (b) HLTH’s sale in July 2008 of its ViPS segment to an affiliate of General Dynamics Corporation for approximately $225,000 in cash. HLTH expects to recognize taxable gains on these transactions and expects to utilize a portion of the Company’s federal NOL carryforward to offset a portion of the tax liability resulting from these transactions.

Charges from the Company to HLTH

Revenue.  The Company sells certain of its products and services to HLTH businesses. These amounts are included in revenue during the years ended December 31, 2008, 2007 and 2006. The Company charges HLTH rates comparable to those charged to third parties for similar products and services.

Charges from HLTH to the Company

Corporate Services.  The Company is charged a services fee (the “Services Fee”) for costs related to corporate services provided by HLTH. The services that HLTH provides include certain administrative services, including payroll, accounting, tax planning and compliance, employee benefit plans, legal matters and information processing. In addition, the Company reimburses HLTH for an allocated portion of certain expenses that HLTH incurs for outside services and similar items, including insurance fees, outside personnel, facilities costs, professional fees, software maintenance fees and telecommunication costs. HLTH has agreed to make the services available to the Company for up to 5 years following the IPO. These expense allocations were determined on a basis that HLTH and the Company consider to be a reasonable assessment of the costs of providing these services, exclusive of any profit margin. The basis the Company and HLTH used to determine these expense allocations required management to make certain judgments and assumptions. The Services Fee is reflected in general and administrative expense within the accompanying consolidated statements of operations.

Healthcare Expense.  The Company is charged for its employees’ participation in HLTH’s healthcare plans. Healthcare expense is charged based on the number of total employees of the Company and reflects HLTH’s average cost of these benefits per employee. Healthcare expense is reflected in the accompanying consolidated statements of operations in the same expense captions as the related salary costs of those employees.

Stock-Based Compensation Expense.  Stock-based compensation expense is related to stock option issuances and restricted stock awards of HLTH Common Stock that have been granted to certain employees of the Company. Stock-based compensation expense is allocated on a specific employee identification basis. The

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expense is reflected in the accompanying consolidated statements of operations in the same expense captions as the related salary costs of those employees. The allocation of stock-based compensation expense related to HLTH Common Stock is recorded as a capital contribution in additional paid-in capital.

The following table summarizes the allocations reflected in the Company’s consolidated financial statements:

	Years Ended December 31,
	2008	2007	2006

Charges from the Company to HLTH:
Intercompany revenue	$80	$250	$496
Charges from HLTH to the Company:
Corporate services	3,410	3,340	3,190
Healthcare expense	8,220	5,877	4,116
Stock-based compensation expense	257	2,249	6,183

6.	Investment and Business Combinations

2008 Investment

On November 19, 2008, the Company acquired Series D preferred stock in a privately held company. The total investment was approximately $6,471, which includes approximately $470 of acquisition costs and is included within other assets in the accompanying balance sheet as of December 31, 2008. Since the Company does not have the ability to exercise significant influence over this company, the investment is accounted for under the cost method.

2006 Acquisitions

On December 15, 2006 (the “Subimo Closing Date”), the Company acquired all of the outstanding limited liability company interests of Subimo, LLC (“Subimo”), a privately held provider of healthcare decision-support applications to large employers, health plans and financial institutions. The initial purchase consideration for Subimo was valued at approximately $59,320, comprised of $32,820 in cash, net of cash acquired, $26,000 of WebMD Class A Common Stock and $500 of acquisition costs. Pursuant to the terms of the Subimo Purchase Agreement, the Company deferred the issuance of the $26,000 of equity equal to 640,930 shares of Class A Common Stock. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price and intangible asset valuation, goodwill of $47,776 and intangible assets subject to amortization of $12,300 were recorded. The intangible assets are comprised of $10,000 relating to customer relationships with estimated useful lives of twelve years and $2,300 relating to acquired technology with an estimated useful life of three years. The goodwill and intangible assets recorded will be deductible for tax purposes. The results of operations of Subimo have been included in the financial statements of the Company from December 15, 2006, the closing date of the acquisition.

The Deferred Shares were ultimately issued on December 3, 2008 and were repurchased from the Subimo Sellers immediately following their issuance at a purchase price of $20.00 per share, the closing market price of the Company’s Class A Common Stock on The Nasdaq Global Select Market on December 3, 2008. Since the Deferred Shares had a market value that was less than $24.34 per share when issued, the Company was required, under the Subimo Purchase Agreement, to pay additional cash consideration to the Subimo Sellers at the time of the issuance of the shares in an amount equal to the aggregate shortfall, which

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was $2,782. This payment was reflected as a reduction to additional paid-in capital in the accompanying consolidated balance sheets.

On September 11, 2006, the Company acquired the interactive medical education, promotion and physician recruitment businesses of Medsite, Inc. (“Medsite”). Medsite provides e-detailing promotion and physician recruitment services for pharmaceutical, medical device and healthcare companies, including program development, targeted recruitment and online distribution and delivery. In addition, Medsite provides educational programs to physicians. The total purchase consideration for Medsite was approximately $31,467, comprised of $30,682 in cash, net of cash acquired, and $785 of acquisition costs. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price and intangible asset valuation, goodwill of $31,934 and intangible assets subject to amortization of $11,000 were recorded. The goodwill and intangible assets recorded will be deductible for tax purposes. The intangible assets are comprised of $6,000 relating to customer relationships with estimated useful lives of twelve years, $2,000 relating to a trade name with an estimated useful life of ten years, $2,000 relating to content with an estimated useful life of four years and $1,000 relating to acquired technology with an estimated useful life of three years. The results of operations of Medsite have been included in the financial statements of the Company from September 11, 2006, the closing date of the acquisition.

On June 13, 2006, the Company acquired Summex Corporation (“Summex”), a provider of health and wellness programs that include online and offline health risk assessments, lifestyle education and personalized telephonic health coaching. The total purchase consideration for Summex was approximately $30,043, comprised of $29,543 in cash, net of the cash acquired, and $500 of acquisition costs. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price and intangible asset valuations, goodwill of $18,852 and intangible assets subject to amortization of $11,300 were recorded. The goodwill and intangible assets recorded will not be deductible for tax purposes. The intangible assets are comprised of $6,000 relating to customer relationships with estimated useful lives of eleven years, $2,700 relating to acquired technology with an estimated useful life of three years, $1,100 relating to content with an estimated useful life of four years and $1,500 relating to a trade name with an estimated useful life of ten years. The results of operations of Summex have been included in the financial statements of the Company from June 13, 2006, the closing date of the acquisition.

On January 17, 2006, the Company acquired eMedicine.com, Inc. (“eMedicine”), a privately held online publisher of medical reference information for physicians and other healthcare professionals. The total purchase consideration for eMedicine was approximately $25,195, comprised of $24,495 in cash, net of cash acquired, and $700 of acquisition costs. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values. In connection with the allocation of the purchase price and intangible asset valuation, goodwill of $20,704 and an intangible asset subject to amortization of $6,390 were recorded. The goodwill and intangible asset recorded will not be deductible for tax purposes. The intangible assets recorded were $4,300 relating to content with an estimated useful life of three years, $1,000 relating to acquired technology with an estimated useful life of three years, $790 relating to a trade name with an estimated useful life of ten years and $300 relating to customer relationships with estimated useful lives of ten years. The results of operations of eMedicine have been included in the financial statements of the Company from January 17, 2006, the closing date of the acquisition.

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Balance Sheet Data

The following table summarizes the tangible and intangible assets acquired, the liabilities assumed and the consideration paid for each acquisition:

	Subimo	Medsite	Summex	eMedicine

Accounts receivable	$1,725	$2,469	$1,064	$1,717
Deferred revenue	(6,900)	(13,124)	(1,173)	(2,612)
Other tangible assets (liabilities), net	4,419	(812)	—	(1,004)
Intangible assets	12,300	11,000	11,300	6,390
Goodwill	47,776	31,934	18,852	20,704

Total purchase price	$59,320	$31,467	$30,043	$25,195

Unaudited Pro Forma Information

The following unaudited pro forma financial information for the year ended December 31, 2006 gives effect to the acquisitions of Subimo, Medsite, Summex and eMedicine including the amortization of intangible assets, as if they had occurred on January 1, 2006. The information is provided for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of future operating results of the combined companies, and should not be construed as representative of these results for any future period.

Year Ended
December 31,
2006

Revenue	$262,523
Net loss	(6,791)
Basic and diluted net loss per common share	(0.12)

7.	Significant Transactions

America Online, Inc.

In May 2001, HLTH entered into an agreement for a strategic alliance with Time Warner, Inc. (“Time Warner”). Under the agreement, the Company was the primary provider of healthcare content, tools and services for use on certain America Online (“AOL”) properties. The agreement ended on May 1, 2007. Under the agreement, the Company and AOL shared certain revenue from advertising, commerce and programming on the health channels of the AOL properties and on a co-branded service created for AOL by the Company. The Company was entitled to share in revenue and was guaranteed a minimum of $12,000 during each contract year from May 1, 2005 through May 1, 2007 when the agreement ended for its share of advertising revenue. Included in the accompanying consolidated statements of operations, for the years ended December 31, 2007 and 2006 is revenue of $2,658 and $8,312, respectively, related to sales to third parties of advertising and sponsorship on the AOL health channels, primarily sold through the Company’s sales organization. Also included in revenue during the years ended December 31, 2007 and 2006 is $1,515 and $5,125, respectively, related to the guarantee discussed above.

News Corporation

In connection with a strategic relationship with News Corporation that HLTH entered into in 2000 and amended in 2001, HLTH received rights to an aggregate of $205,000 advertising services from News Corporation to be used over nine years expiring in 2009 in exchange for equity securities issued by HLTH. In

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 2005, the rights to these advertising services were contributed to the Company in connection with the IPO. The amount of advertising services received in any contract year is based on the current market rates in effect at the time the advertisement is placed. Additionally, the amount of advertising services that can be used in any contract year is subject to contractual limitations. The advertising services were recorded at fair value determined using a discounted cash flow methodology. The remaining portion of these advertising services is included in prepaid advertising in the accompanying consolidated balance sheets.

Fidelity Human Resources Services Company LLC

In 2004, the Company entered into an agreement with Fidelity Human Resources Services Company LLC (“FHRS”) to integrate the Company’s private portals product into the services FHRS provides to its clients. FHRS provides human resources administration and benefit administration services to employers. The Company recorded revenue of $9,399, $10,362 and $7,802 during the years ended December 31, 2008, 2007 and 2006, respectively, and $2,070 and $2,069 is included in accounts receivable as of December 31, 2008 and 2007, respectively, related to the FHRS agreement. FHRS is an affiliate of FMR Corp, which reported beneficial ownership of approximately 5.2%, 16.5% and 10.8% of the Company’s Class A Common Stock at December 31, 2008, 2007 and 2006, respectively, and 9.9%, 13.6% and 13.0% of HLTH’s common stock at December 31, 2008, 2007 and 2006, respectively.

8.	Long-Lived Assets

Property and Equipment

Property and equipment consists of the following:

	December 31,
	2008	2007

Computer equipment	$25,850	$17,702
Office equipment, furniture and fixtures	6,625	6,005
Software	23,414	15,894
Leasehold improvements	19,448	16,746
Web site development costs	26,210	21,389

	101,547	77,736
Less: accumulated depreciation	(47,382)	(29,227)

Property and equipment, net	$54,165	$48,509

Depreciation expense was $18,524, $14,138 and $6,333 in 2008, 2007 and 2006, respectively.

Goodwill and Intangible Assets

SFAS No. 142 requires that goodwill and certain intangibles be tested for impairment at least annually or when indicators of impairment are present. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144. Based on the Company’s analysis, there was no impairment of goodwill in connection with the annual impairment tests that were performed during the years ended December 31, 2008, 2007 and 2006.

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes in the carrying amount of goodwill during the years ended December 31, 2008 and 2007 are as follows:

Balance as of January 1, 2007	$213,984
Purchase price allocations and other adjustments	(3,599)

Balance as of December 31, 2007	210,385
Tax valuation allowance reversal	(1,270)
Purchase price allocations	(148)

Balance as of December 31, 2008	$208,967

Intangible assets subject to amortization consist of the following:

	December 31, 2008				December 31, 2007
				Weighted				Weighted
	Gross			Average	Gross			Average
	Carrying	Accumulated		Remaining	Carrying	Accumulated		Remaining
	Amount	Amortization	Net	Useful Life(a)	Amount	Amortization	Net	Useful Life(a)

Content	$15,954	$(14,541)	$1,413	1.7	$15,954	$(12,581)	$3,373	2.1
Customer relationships	32,430	(12,872)	19,558	8.7	32,430	(9,485)	22,945	9.2
Technology and patents	14,700	(13,370)	1,330	0.8	14,700	(9,856)	4,844	1.5
Trade names	6,030	(2,094)	3,936	7.4	6,030	(1,558)	4,472	8.4

Total	$69,114	$(42,877)	$26,237		$69,114	$(33,480)	$35,634

(a)	The calculation of the weighted average remaining useful life is based on the net book value and the remaining amortization period of each respective intangible asset.

Amortization expense was $9,397, $12,647 and $10,821 in 2008, 2007 and 2006, respectively. Future amortization expense for intangible assets is estimated to be:

Year ending December 31:

2009	$6,146
2010	3,231
2011	2,464
2012	2,464
2013	2,464
Thereafter	9,468

9.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2008	2007

Accrued compensation	$20,287	$16,945
Accrued outside services	2,492	2,308
Accrued marketing and distribution	1,937	1,788
Accrued purchases of property and equipment	1,518	897
Other accrued liabilities	5,007	4,303

Total accrued expenses	$31,241	$26,241

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Restructuring

As a result of the completion of the integration of previously acquired businesses and efficiencies that the Company continues to realize from infrastructure investments. The Company recorded a restructuring charge during 2008 of $2,460 for the severance expenses related to the reduction of approximately 5% of the work force and $450 of costs to consolidate facilities and other exit costs. The remaining accrual related to this charge is $2,530 and is reflected in accrued expenses in the accompanying consolidated balance sheet as of December 31, 2008.

11.	Commitments and Contingencies

Legal Proceedings

Department of Justice and SEC Investigations of HLTH

As previously disclosed, the United States Attorney for the District of South Carolina is conducting an investigation of HLTH, which HLTH first learned about on September 3, 2003. Based on the information available to HLTH, it believes that the investigation relates principally to issues of financial accounting improprieties for Medical Manager Corporation, a predecessor of HLTH (by its merger into HLTH in September 2000), and, more specifically, its Medical Manager Health Systems, Inc. subsidiary. Medical Manager Health Systems was a predecessor to Emdeon Practice Services, Inc., a subsidiary that HLTH sold to Sage Software, Inc. in September 2006.

While HLTH is not sure of the investigation’s exact scope, it does not believe that the investigation relates to the business of our company or any of our subsidiaries. HLTH believes that the investigation relates principally to issues of financial accounting improprieties relating to Medical Manager Health Systems, including activities that artificially inflated revenues and earnings of Medical Manager Health Systems. HLTH has been cooperating and intends to continue to cooperate fully with the U.S. Attorney’s Office. HLTH’s Board of Directors has formed a Special Committee consisting solely of independent directors to oversee this matter, with the sole authority to direct HLTH’s response to the allegations that have been raised.

In January 2005, certain former employees of Emdeon Practice Services agreed to plead guilty to mail fraud and tax evasion as a result of the investigation by the U.S. Attorney. According to the Informations, Plea Agreements and Factual Summaries filed by the U.S. Attorney in, and available from, the District Court of the United States for the District of South Carolina — Beaufort Division, on January 7, 2005, the three former employees and other then unnamed co-schemers were engaged in schemes between 1997 and 2002 that included causing companies acquired by Medical Manager Health Systems to pay the former vice president in charge of acquisitions for Medical Manager Health Systems and co-schemers kickbacks which were funded through increases in the purchase price paid by Medical Manager Health Systems to the acquired company and that included fraudulent accounting practices to inflate artificially the quarterly revenues and earnings of Medical Manager Health Systems when it was an independent public company called Medical Manager Corporation from 1997 through 1999, when and after it became acquired by Synetic, Inc. in July 1999 and when and after it became a subsidiary of HLTH in September 2000. A fourth former officer of Medical Manager Health Systems pleaded guilty to similar activities later in 2005.

On December 15, 2005, the U.S. Attorney announced indictments of the following former officers and employees of Medical Manager Health Systems: Ted W. Dorman, a former Regional Vice President of Medical Manager Health Systems, who was employed until March 2003; Charles L. Hutchinson, a former Controller of Medical Manager Health Systems, who was employed until June 2001; Maxie L. Juzang, a former Vice President of Medical Manager Health Systems, who was employed until August 2005; John H. Kang, a former President of Medical Manager Health Systems, who was employed until May 2001; Frederick B. Karl, Jr., a former General Counsel of Medical Manager Health Systems, who was employed until April 2000; Franklyn B. Krieger, a former Associate General Counsel of Medical Manager Health Systems, who

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was employed until February 2002; Lee A. Robbins, a former Vice President and Chief Financial Officer of Medical Manager Health Systems, who was employed until September 2000; John P. Sessions, a former President and Chief Operating Officer of Medical Manager Health Systems, who was employed until September 2003; Michael A. Singer, a former Chief Executive Officer of Medical Manager Health Systems and a former director of HLTH, who was most recently employed by HLTH as its Executive Vice President, Physician Software Strategies until February 2005; and David Ward, a former Vice President of Medical Manager Health Systems, who was employed until June 2005. The Indictment charges the persons listed above with conspiracy to commit mail, wire and securities fraud, a violation of Title 18, United States Code, Section 371 and conspiracy to commit money laundering, a violation of Title 18, United States Code, Section 1956(h). The indictment charges Messrs. Sessions and Ward with substantive counts of money laundering, violations of Title 18, United States Code, Section 1957. The allegations set forth in the Indictment describe activities that are substantially similar to those described above with respect to the January 2005 plea agreements.

On February 27, 2007, the United States Attorney filed a Second Superseding Indictment with respect to the former officers and employees of Medical Manager Health Systems charged under the prior Indictment, other than Mr. Juzang. The allegations set forth in the Second Superseding Indictment are substantially similar to those described above. The trial of the indicted former officers and directors of Medical Manager Health Systems has been scheduled for May 4, 2009. Mr. Robbins passed away on September 27, 2008 and on October 15, 2008 the court granted a motion to dismiss Mr. Robbins from the Second Superseding Indictment.

Based on the information it has obtained to date, including that contained in the court documents filed by the United States Attorney in South Carolina, HLTH does not believe that any member of its senior management whose duties were not primarily related to the operations of Medical Manager Health Systems during the relevant time periods engaged in any of the violations or improprieties described in those court documents. HLTH understands, however, that in light of the nature of the allegations involved, the U.S. Attorney’s office has been investigating all levels of HLTH’s management. Some members of the Company’s senior management are also serving or have served as members of senior management of HLTH. In the event members of the Company’s senior management were to be implicated in any wrongdoing, it could have an adverse impact on the Company.

HLTH understands that the SEC is also conducting a formal investigation into this matter.

The terms of an indemnity agreement between HLTH and the Company provide that HLTH will indemnify the Company against any and all liabilities arising from or based on this investigation.

Other Legal Proceedings

In the normal course of business, the Company and its subsidiaries are involved in various other claims and legal proceedings. While the ultimate resolution of these matters has yet to be determined, the Company does not believe that their outcomes will have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Leases

The Company leases its office space and data center locations under operating lease agreements that expire at various dates through 2018. Total rent expense for all operating leases was approximately $6,543, $6,329 and $4,666 in 2008, 2007 and 2006, respectively. Included in other long-term liabilities as of December 31, 2008 and 2007 were $8,320 and $9,171, respectively, related to lease incentives and the difference between rent expense and the rental amount payable for leases with fixed escalations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease commitments under non-cancelable lease agreements at December 31, 2008 were as follows:

Year ending December 31,

2009	$7,507
2010	7,441
2011	6,690
2012	4,923
2013	4,543
Thereafter	11,440

Total minimum lease payments	$42,544

Other Contingencies

The Company provides certain indemnification provisions within its license agreements to protect the other party from any liabilities or damages resulting from a claim of misappropriation or infringement by third parties relating to its products and services. The Company has not incurred a liability relating to any of these indemnification provisions in the past and management believes that the likelihood of any future payment relating to these provisions is unlikely. Therefore, the Company has not recorded a liability during any period for these indemnification provisions.

12.	Stock-Based Compensation Plans

The Company has various stock compensation plans under which directors, officers and other eligible employees receive awards of options to purchase the Company’s Class A Common Stock and HLTH Common Stock and restricted shares of the Company’s Class A Common Stock and HLTH Common Stock. The following sections of this note summarize the activity for each of these plans.

HLTH Plans

Certain WebMD employees participate in the stock-based compensation plans of HLTH (collectively, the “HLTH Plans”). Under the HLTH Plans certain of the Company’s employees have received grants of options to purchase HLTH Common Stock and restricted shares of HLTH Common Stock. Additionally, all eligible WebMD employees were provided the opportunity to participate in HLTH’s employee stock purchase plan until HLTH terminated the stock purchase plan on April 30, 2008. All unvested options to purchase HLTH Common Stock and restricted shares of HLTH Common Stock held by the Company’s employees as of the effective date of the IPO continue to vest under the original terms of those awards. An aggregate of 2,843,675 shares of HLTH Common Stock remained available for grant under the HLTH Plans at December 31, 2008.

Stock Options

Generally, options under the HLTH Plans vest and become exercisable ratably over periods ranging from three to five years based on their individual grant dates subject to continued employment on the applicable vesting dates. The majority of options granted under the HLTH Plans expire within ten years from the date of grant. Options are granted at prices not less than the fair market value of HLTH’s Common Stock on the date

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of grant. The following table summarizes activity for the HLTH Plans relating to the Company’s employees for the years ended December 31, 2008, 2007 and 2006:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual Life	Intrinsic
	Shares	Per Share	(In Years)	Value(1)

Outstanding at January 1, 2006	19,628,206	$11.75
Exercised	(3,634,936)	7.20
Forfeited	(847,500)	16.11
Net transfers to HLTH	(280,514)	8.46

Outstanding at December 31, 2006	14,865,256	12.68
Exercised	(4,479,012)	11.06
Forfeited	(1,167,268)	10.69
Net transfers to HLTH	(392,988)	15.41

Outstanding at December 31, 2007	8,825,988	13.59
Granted	180,000	9.46
Exercised	(900,551)	7.41
Forfeited	(423,630)	21.28
Net transfers from HLTH	3,750	9.70

Outstanding at December 31, 2008	7,685,557	$13.80	2.9	$5,796

Vested and exercisable at the end of the year	7,384,458	$13.98	2.7	$5,449

(1)	The aggregate intrinsic value is based on the market price of HLTH’s Common Stock on December 31, 2008, which was $10.46, less the applicable exercise price of the underlying option. This aggregate intrinsic value represents the amount that would have been realized if all the option holders had exercised their options on December 31, 2008.

The following table summarizes information with respect to HLTH options outstanding and options exercisable related to the Company’s employees at December 31, 2008:

	Outstanding			Exercisable
			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
		Exercise Price	Contractual Life		Exercise Price
Exercise Prices	Shares	Per Share	(In Years)	Shares	Per Share

$3.43-$8.59	1,662,510	$7.74	4.8	1,639,760	$7.74
$8.60-$10.87	1,108,872	9.32	6.0	830,523	9.29
$11.55	1,625,000	11.55	1.4	1,625,000	11.55
$11.69-$15.00	1,576,250	12.96	1.6	1,576,250	12.96
$15.06-$94.69	1,712,925	25.47	1.6	1,712,925	25.47

	7,685,557	$13.80	2.9	7,384,458	$13.98

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model, considering the assumptions noted in the following table.

Year Ended
December 31,
2008

Expected dividend yield	0%
Expected volatility	0.37
Risk free interest rate	1.36%
Expected term (years)	3.6
Weighted-average fair value of options granted during the year	$2.78

Expected volatility is based on implied volatility from traded options of HLTH Common Stock combined with historical volatility of HLTH Common Stock. The expected term represents the period of time that options are expected to be outstanding following their grant date, and was determined using historical exercise data. The risk-free rate is based on the U.S. Treasury yield curve for periods equal to the expected term of the options on the grant date.

Restricted Stock Awards

HLTH Restricted Stock consists of shares of HLTH Common Stock which have been awarded to the Company’s employees with restrictions that cause them to be subject to substantial risk of forfeiture and restrict their sale or other transfer by the employee until they vest. Generally, HLTH Restricted Stock awards vest ratably over periods ranging from three to five years based on their individual award dates subject to continued employment on the applicable vesting dates. The following table summarizes the activity of non-vested HLTH Restricted Stock relating to the Company’s employees for the years ended December 31, 2008, 2007 and 2006:

	Years Ended December 31,
	2008		2007		2006
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Grant Date		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value

Balance at the beginning of the year	3,125	$11.74	202,414	$8.92	423,860	$8.46
Vested	(3,125)	11.74	(130,302)	8.65	(218,112)	8.03
Forfeited	—	—	(75,237)	9.51	—	—
Net transfers from (to) HLTH	—	—	6,250	11.74	(3,334)	8.59

Balance at the end of the year	—	$—	3,125	$11.74	202,414	$8.92

Proceeds received by HLTH from the exercise of options to purchase HLTH Common Stock were $6,672, $49,538 and $26,173 for the years ended December 31, 2008, 2007 and 2006, respectively. The intrinsic value related to the exercise of these stock options, as well as the fair value of shares of HLTH Restricted Stock that vested was $3,685, $18,326 and $18,020 for the years ended December 31, 2008, 2007 and 2006, respectively.

WebMD Plans

During September 2005, the Company adopted the 2005 Long-Term Incentive Plan (as amended, the “2005 Plan”). In connection with the acquisition of Subimo, LLC in December 2006, the Company adopted the WebMD Health Corp. Long-Term Incentive Plan for Employees of Subimo, LLC (as amended, the “Subimo Plan”). The terms of the Subimo Plan are similar to the terms of the 2005 Plan but it has not been approved by the Company’s stockholders. Awards under the Subimo Plan were made on the date of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s acquisition of Subimo, LLC in reliance on the NASDAQ Global Select Market exception to shareholder approval for equity grants to new hires. No additional grants will be made under the Subimo Plan. The 2005 Plan and the Subimo Plan are included in all references as the “WebMD Plans.” The maximum number of shares of the Company’s Class A Common Stock that may be subject to options or restricted stock awards under the WebMD Plans was 14,980,574 as of December 31, 2008, subject to adjustment in accordance with the terms of the WebMD Plans. The Company had an aggregate of 2,049,732 shares of Class A Common Stock available for future grants under the WebMD Plans at December 31, 2008. Shares of Class A Common Stock are issued from treasury stock when options are exercised or restricted stock is granted to the extent shares are available in treasury, otherwise new Class A Common Stock is issued in connection with these transactions.

Stock Options

Generally, options under the WebMD Plans vest and become exercisable ratably over periods ranging from four to five years based on their individual grant dates subject to continued employment on the applicable vesting dates. The options granted under the WebMD Plans expire within ten years from the date of grant. Options are granted at prices not less than the fair market value of the Company’s Class A Common Stock on the date of grant. The following table summarizes activity for the WebMD Plans for the years ended December 31, 2008, 2007 and 2006:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual Life	Intrinsic
	Shares	Per Share	(In Years)	Value(1)

Outstanding at January 1, 2006	4,533,100	$18.31
Granted	1,683,700	38.16
Exercised	(291,154)	18.05
Forfeited	(523,863)	27.84

Outstanding at December 31, 2006	5,401,783	23.59
Granted	998,850	47.49
Exercised	(684,909)	20.96
Forfeited	(695,173)	31.80

Outstanding at December 31, 2007	5,020,551	27.56
Granted	6,148,925	24.37
Exercised	(216,311)	17.55
Forfeited	(668,929)	33.77

Outstanding at December 31, 2008	10,284,236	$25.46	8.8	$15,716

Vested and exercisable at the end of the year	2,379,425	$23.36	7.0	$10,458

(1)	The aggregate intrinsic value is based on the market price of the Company’s Class A Common Stock on December 31, 2008, which was $23.59, less the applicable exercise price of the underlying option. This aggregate intrinsic value represents the amount that would have been realized if all the option holders had exercised their options on December 31, 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information with respect to options outstanding and options exercisable at December 31, 2008:

	Outstanding			Exercisable
		Weighted	Weighted Average		Weighted
		Average	Remaining		Average
		Exercise Price	Contractual Life		Exercise Price
Exercise Prices	Shares	Per Share	(In Years)	Shares	Per Share

$17.50	2,486,530	$17.50	6.8	1,717,267	$17.50
$18.37-$19.95	114,400	19.27	9.9	—	—
$20.52-$23.61	5,377,825	23.60	9.9	—	—
$23.74-$49.54	2,074,931	37.19	8.3	601,823	37.16
$49.82-$61.35	230,550	52.44	8.5	60,335	52.42

	10,284,236	$25.46	8.8	2,379,425	$23.36

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model considering the assumptions noted in the following table.

	Years Ended December 31,
	2008	2007	2006

Expected dividend yield	0%	0%	0%
Expected volatility	0.57	0.44	0.60
Risk free interest rate	1.23%	4.25%	4.69%
Expected term (years)	3.3	3.4	3.2
Weighted-average fair value of options granted during the year	$9.88	$17.26	$17.33

Prior to August 1, 2007, expected volatility was based on implied volatility from traded options of stock of comparable companies combined with historical stock price volatility of comparable companies. Beginning on August 1, 2007, expected volatility is based on implied volatility from traded options of the Company’s Class A Common Stock combined with historical volatility of the Company’s Class A Common Stock. The expected term represents the period of time that options are expected to be outstanding following their grant date, and was determined using historical exercise data. The risk-free rate is based on the U.S. Treasury yield curve for periods equal to the expected term of the options on the grant date.

Restricted Stock Awards

The Company Restricted Stock consists of shares of the Company’s Class A Common Stock which have been awarded to employees with restrictions that cause them to be subject to substantial risk of forfeiture and restrict their sale or other transfer by the employee until they vest. Generally, the Company’s Restricted Stock awards vest ratably over periods ranging from four to five years from their individual award dates subject to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

continued employment on the applicable vesting dates. The following table summarizes the activity of non-vested Company Restricted Stock for the years ended December 31, 2008, 2007 and 2006:

	Years Ended December 31,
	2008		2007		2006
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Grant Date		Grant Date		Grant Date
	Shares	Fair Value	Shares	Fair Value	Shares	Fair Value

Balance at the beginning of the year	307,722	$29.46	441,683	$25.49	376,621	$17.55
Granted	555,400	23.74	71,700	47.02	184,710	39.50
Vested	(100,562)	23.78	(104,809)	21.92	(94,418)	17.61
Forfeited	(56,551)	36.28	(100,852)	32.42	(25,230)	39.00

Balance at the end of the year	706,009	$25.22	307,722	$29.46	441,683	$25.49

Proceeds received from the exercise of options to purchase the Company’s Class A Common Stock were $3,797, $14,355 and $5,257 for the years ended December 31, 2008, 2007 and 2006, respectively. The intrinsic value related to the exercise of these stock options, as well as the fair value of shares of the Company Restricted Stock that vested was $6,100, $24,821 and $9,115 for the years ended December 31, 2008, 2007 and 2006, respectively.

Employee Stock Purchase Plan

HLTH’s Employee Stock Purchase Plan (“ESPP”) allowed eligible employees of the Company the opportunity to purchase shares of HLTH Common Stock through payroll deductions, up to 15% of a participant’s annual compensation with a maximum of 5,000 shares available per participant during each purchase period. The purchase price of the stock was 85% of the fair market value on the last day of each purchase period. During the years ended December 31, 2008, 2007 and 2006, 31,787, 45,755 and 54,822 shares, respectively, of HLTH Common Stock were issued to the Company’s employees under HLTH’s ESPP. The ESPP was terminated effective April 30, 2008.

Other

At the time of the IPO and each year on the anniversary of the IPO, the Company issued shares of its Class A Common Stock to each non-employee director with a value equal to the director’s annual board and committee retainers. The Company recorded $340 of stock-based compensation expense during each of the years ended December 31, 2008, 2007 and 2006, in connection with these issuances.

Additionally, the Company recorded $1,070, $1,094 and $69 of stock-based compensation expense during the years ended December 31, 2008, 2007 and 2006, respectively, in connection with a stock transferability right for shares that were issued in connection with the acquisition of Subimo, LLC by the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the components and classification of stock-based compensation expense:

	Years Ended December 31,
	2008	2007	2006

HLTH Plans:
Stock options	$182	$2,455	$5,172
Restricted stock	43	(313)	916
WebMD Plans:
Stock options	10,350	13,141	16,606
Restricted stock	1,446	2,546	3,499
ESPP	32	107	95
Other	1,419	1,455	409

Total stock-based compensation expense	$13,472	$19,391	$26,697

Included in:
Cost of operations	$3,818	$5,027	$8,696
Sales and marketing	3,591	4,868	5,574
General and administrative	5,905	9,180	11,890

Income from continuing operations	13,314	19,075	26,160
Income from discontinued operations, net of tax	158	316	537

Total stock-based compensation expense	$13,472	$19,391	$26,697

Tax benefits attributable to the stock-based compensation expense were only realized in certain states in which the Company does not have NOL carryforwards and for alternative minimum tax which limits the utilization of NOL carryforwards. As of December 31, 2008, approximately $556 and $75,837, of unrecognized stock-based compensation expense related to unvested awards (net of estimated forfeitures) is expected to be recognized over a weighted-average period of approximately 2.5 years and 3.6 years, related to the HLTH Plans, and WebMD Plans, respectively.

13.	Retirement Plans

HLTH maintains a defined contribution retirement plan (the “Retirement Plan”) that covers substantially all of the Company’s employees. This Retirement Plan provides for matching contributions and discretionary contributions. The Company has recorded expense related to this Retirement Plan of $1,217, $967 and $627 in 2008, 2007 and 2006, respectively.

14.	Income Taxes

The Company’s results of operations have been included in HLTH’s consolidated U.S. federal and state income tax returns. The provision for income taxes included in the accompanying consolidated financial statements has been determined on a separate return basis using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred income taxes are recognized for the future tax consequence of differences between the tax and financial reporting basis of assets and liabilities at each reporting period. The Company is required to assess its deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment the utilization of all or a portion of those losses by HLTH under the separate return method. This assessment requires considerable judgment on the part of management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These amounts are reported without the impact resulting from filing on a consolidated tax return basis with HLTH. Significant components of the Company’s deferred tax assets (liabilities) were as follows:

	December 31,
	2008	2007

Deferred tax assets:
Federal net operating loss carryforwards	$187,268	$209,742
State net operating loss carryforwards	23,640	23,467
Federal tax credits	2,935	1,945
Other accrued expenses	9,682	7,649
Allowance for doubtful accounts	520	466
Depreciation	1,427	1,232
Intangible assets	4,672	2,391
Prepaid assets	252	7,986
Stock-based compensation	14,355	12,077
Auction rate securities	12,495	—
Other	—	200

Total deferred tax assets	257,246	267,155
Valuation allowance	(225,148)	(241,675)

Net deferred tax assets	32,098	25,480

Deferred tax liabilities:
Goodwill	(10,953)	(7,773)

Total deferred tax liabilities	(10,953)	(7,773)

Net deferred tax assets	$21,145	$17,707

	December 31,
	2008	2007

Current deferred tax assets, net:
Current deferred tax assets, net of deferred tax liabilities	$43,650	$42,374
Valuation allowance	(38,175)	(38,382)

Current deferred tax assets, net	5,475	3,992

Non-current deferred tax assets, net:
Non-current deferred tax assets, net of deferred tax liabilities	202,643	217,008
Valuation allowance	(186,973)	(203,293)

Non-current deferred tax assets, net	15,670	13,715

Net deferred tax assets	$21,145	$17,707

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The income tax provision (benefit) was as follows:

	Years Ended December 31,
	2008	2007	2006

Current:
Federal	$916	$233	$46
State	2,564	1,835	1,713
Foreign	304	37	10

Current income tax provision	3,784	2,105	1,769
Deferred:
Federal	(2,846)	(22,211)	1,495
State	1,273	957	213

Deferred income tax (benefit) provision	(1,573)	(21,254)	1,708
Reversal of valuation allowance applied to goodwill	—	231	94
Reversal of valuation allowance applied to additional paid-in capital	—	1,274	—

Total income tax provision (benefit)	$2,211	$(17,644)	$3,571

The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	Years Ended December 31,
	2008	2007	2006

United States federal statutory rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	1.8	(0.5)	(37.0)
Valuation allowance	(56.2)	(92.0)	32.2
Amortization	21.1	—	—
Non-deductible officer compensation	0.3	1.1	23.7
Losses benefited (from) to discontinued operations	(0.4)	7.4	4.8
Other	6.3	5.7	8.9

Effective income tax rate	7.9%	(43.3)%	67.6%

Until the quarter ended December 31, 2007, a full valuation allowance had been provided against all net deferred tax assets, except for a deferred tax liability originating from the Company’s business combinations that resulted in tax-deductible goodwill which is indefinite as to when such liability will reverse. During the quarters ended December 31, 2008 and 2007, after consideration of the relevant positive and negative evidence, the Company reversed $23,683 and $25,481, respectively, of its valuation allowance primarily through the tax provision. The valuation allowance for deferred tax assets decreased by $16,527 and $35,055 in 2008 and 2007, respectively.

On a separate return basis, as of December 31, 2008, the Company had NOL carryforwards for federal income tax purposes of approximately $607,811, which expire in 2010 through 2025, and federal tax credits of approximately $3,546, which excludes the impact of any unrecognized tax benefits, which expire in 2017 through 2027. Approximately $207,990 and $33,063 of these NOL carryforwards were recorded through additional paid-in capital and goodwill, respectively. Therefore, if in the future the Company believes that it is more likely than not that these tax benefits will be realized, this portion of the valuation allowance will be reversed against additional paid-in capital and goodwill, respectively. However, upon the adoption of SFAS 141R on January 1, 2009, the reversal of a valuation allowance related to acquired deferred tax assets

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will no longer be recognized in goodwill and instead will be recognized as a component of the income tax provision.

The Company uses the “with-and-without” approach as described in EITF Topic No. D-32 in determining the order in which tax attributes are utilized. Using the “with-and-without” approach, the Company will only recognize a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. As a result of this approach, tax NOL carryforwards generated from operations and acquired entities are considered utilized before the current period’s share-based deduction.

The Company has excess tax benefits related to stock option exercises subsequent to the adoption of SFAS 123(R) of $72,758 that are not recorded as a deferred tax asset as the amounts would not have resulted in a reduction in current taxes payable if all other tax attributes currently available to the Company were utilized. The benefit of these deductions is recorded to additional paid-in capital at the time the tax deduction results in a reduction of current taxes payable.

On a legal entity basis, as of December 31, 2008, the Company had NOL carryforwards for federal income tax purposes of approximately $141,001, which expire in 2010 through 2027, and federal tax credits of approximately $3,592, which excludes the impact of any unrecognized tax benefits, which expire in 2008 through 2028. These amounts reflect the utilization of NOL carryforwards by HLTH as a result of the sale of certain of its businesses.

Under the U.S. Internal Revenue Code and applicable Treasury regulations relating to manner and order in which NOL carryforwards are utilized when filing consolidated tax returns, a portion of the Company’s actual NOL carryforwards may be required to be utilized by HLTH before HLTH would be permitted to utilize its own NOL carryforwards. Correspondingly, in some situations, such as where HLTH’s NOL carryforwards were the first to be generated, the Company may be required to utilize a portion of HLTH’s NOL carryforwards before the Company would have to utilize its own NOL carryforwards.

On November 25, 2008, HLTH repurchased 83,699,922 shares of its common stock in a tender offer. The tender offer resulted in a cumulative change of more than 50% of the ownership of HLTH’s capital, as determined under rules prescribed by the U.S. Internal Revenue Code and applicable Treasury regulations. As a result of this ownership change, there will be an annual limitation imposed on the ability to utilize the Company’s NOL carryforwards and federal tax credits.

For the years ended December 31, 2007 and 2006, the Company had profitable operations in certain states in which the Company did not have NOLs to offset that income, or utilized NOLs established through additional paid-in capital. Accordingly, the Company provided for taxes of $3,109 and $1,713 related to state and other jurisdictions during the years ended December 31, 2007 and 2006, respectively. In addition, the income tax provision in 2007 and 2006 includes a non-cash provision for taxes of $231 and $94, respectively, that has not been reduced by the decrease in valuation allowance as these tax benefits were acquired through business combinations. Of these amounts, a portion is included in the due from HLTH balance in the accompanying consolidated balance sheets.

As of December 31, 2008 and 2007, the Company had unrecognized income tax benefits of $611 and $603, respectively, which if recognized, none would be reflected as a component of the income tax provision. No interest and penalties were accrued as of December 31, 2008 and 2007.

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the activity of unrecognized tax benefits for the years ended December 31, 2008 and 2007:

	Years Ended December 31,
	2008	2007

Balance at the beginning of the year	$603	$603
Increases related to prior year tax positions	111	—
Decreases related to prior year tax positions	(32)	—
Expiration of the statute of limitations for the assessment of taxes	(71)	—

Balance at the end of the year	$611	$603

Although the Company files U.S. federal, and various state and other tax returns, the major taxing jurisdiction is the U.S. The Company is currently under audit for state tax purposes and will have statutes of limitations with respect to certain tax returns expiring within the next twelve months. However, the Company does not expect a significant change in the unrecognized income tax benefits within the next twelve months. With the exception of adjusting NOL carryforwards that may be utilized, the Company is no longer subject to federal income tax examinations for tax years before 2005 and for state and local income tax examinations for years before 2003.

15.	Fair Value Disclosures and Credit Facility

Effective January 1, 2008, the Company adopted SFAS 157 for assets and liabilities measured at fair value on a recurring basis. SFAS 157 establishes a common definition for fair value to be applied to existing GAAP that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of SFAS 157 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, SFAS 157 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company did not have any Level 1 or Level 2 assets as of December 31, 2008. The following table sets forth the Company’s Level 3 financial assets that were measured at fair value on a recurring basis as of December 31, 2008 and the respective fair values at December 31, 2007:

	December 31,
	2008	2007

Financial assets carried at fair value:
Auction rate securities	$133,563	$80,900

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reconciles the beginning and ending balances of the Company’s Level 3 assets, which consist of the Company’s ARS holdings:

Balance as of January 1, 2008	$—
Transfers to Level 3	169,200
Redemptions	(4,400)
Impairment charge included in earnings	(27,406)
Interest income accretion included in earnings	446
Unrealized losses included in other comprehensive (loss) income	(4,277)

Balance as of December 31, 2008	$133,563

The Company holds investments in ARS which have been classified as Level 3 assets as described above. The types of ARS holdings the Company owns are backed by student loans, which are 97% guaranteed under the Federal Family Education Loan Program (FFELP), and had credit ratings of AAA or Aaa when purchased. Historically, the fair value of the Company’s ARS holdings approximated par value due to the frequent auction periods, generally every 7 to 28 days, which provided liquidity to these investments. However, since February 2008, all auctions involving these securities have failed. As a secondary market has yet to develop, these investments have been reclassified to long-term investments as of December 31, 2008. The result of a failed auction is that these ARS holdings will continue to pay interest in accordance with their terms at each respective auction date; however, liquidity of the securities will be limited until there is a successful auction, the issuer redeems the securities, the securities mature or until such time as other markets for these ARS holdings develop. During the three months ended March 31, 2008, the Company concluded that the estimated fair value of the ARS no longer approximated the face value due to the lack of liquidity. The securities have been classified within Level 3 as their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities.

The Company estimated the fair value of its ARS holdings using an income approach valuation technique. Using this approach, expected future cash flows were calculated over the expected life of each security and were discounted to a single present value using a market required rate of return. Some of the more significant assumptions made in the present value calculations were (i) the estimated weighted average lives for the loan portfolios underlying each individual ARS, which range from 4 to 14 years and (ii) the required rates of return used to discount the estimated future cash flows over the estimated life of each security, which considered both the credit quality for each individual ARS and the market liquidity for these investments. As of March 31, 2008, the Company concluded the fair value of its ARS holdings was $141,044 compared to a face value of $168,450. The impairment in value, or $27,406, was considered to be other-than-temporary and, accordingly, was recorded as an impairment charge within the statement of operations during the three months ended March 31, 2008.

In making the determination that the impairment was other-than-temporary, the Company considered (i) the current market liquidity for ARS, particularly student loan backed ARS, (ii) the long-term maturities of the loan portfolios underlying each ARS owned by the Company which, on a weighted average basis, extended to as many as 14 years as of March 31, 2008 and (iii) the ability and intent of the Company to hold its ARS investments until sufficient liquidity returns to the auction rate market to enable the sale of these securities or until the investments mature.

During the year ended December 31, 2008, the Company received $4,400 associated with the partial redemption of certain of its ARS holdings, which represented 100% of their face value. As a result, as of December 31, 2008, the total face value of the Company’s ARS holdings was $164,800, compared to a fair value of $133,563. In addition to the impairment charge discussed above, during 2008 the Company reduced the carrying value of its ARS holdings by $4,277. Since this reduction in value resulted from fluctuations in

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest rate assumptions, the Company assessed this reduction to be temporary in nature, and accordingly, this amount has been recorded as an unrealized loss in other comprehensive income in the accompanying balance sheets. During 2007 and 2006, the Company did not recognize any realized or unrealized gains or losses from ARS holdings. The Company continues to monitor the market for ARS as well as the individual ARS investments it owns. The Company may be required to record additional losses in future periods if the fair value of its ARS holdings deteriorates further.

Credit Facility

On May 6, 2008, the Company entered into a non-recourse credit facility (the “Credit Facility”) with Citigroup that is secured by the Company’s ARS holdings (including, in some circumstances, interest payable on the ARS holdings), that will allow the Company to borrow up to 75% of the face amount of the ARS holdings pledged as collateral under the Credit Facility. The Credit Facility is governed by a loan agreement, dated as of May 6, 2008, containing customary representations and warranties of the borrower and certain affirmative covenants and negative covenants relating to the pledged collateral. Under the loan agreement, the borrower and the lender may, in certain circumstances, cause the pledged collateral to be sold, with the proceeds of any such sale required to be applied in full immediately to repayment of amounts borrowed.

No borrowings have been made under the Credit Facility to date. The Company can make borrowings under its Credit Facility until May 2009. The interest rate applicable to such borrowings is one-month LIBOR plus 250 basis points. Any borrowings outstanding under the Credit Facility after March 2009 become demand loans, subject to 60 days notice, with recourse only to the pledged collateral.

16.	Comprehensive Income

Comprehensive income is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity that are excluded from net income, such as changes in unrealized gains (losses) on available-for-sale marketable securities. The following table presents the components of comprehensive income:

	Years Ended December 31,
	2008	2007	2006

Unrealized (losses) gains on securities	$(4,277)	$—	$112

Other comprehensive (loss) income	(4,277)	—	112
Net income	26,702	65,884	2,536

Comprehensive income	$22,425	$65,884	$2,648

17.	Supplemental Disclosure of Cash Flow Information

	Years Ended December 31,
	2008	2007	2006

Supplemental Disclosure of Cash Flow Information:
Taxes paid, net of refunds(1)	$1,137	$2,909	$1,127

Supplemental Schedule of Non-cash Investing Activities:
Equity consideration of Subimo Acquisition	$—	$—	$26,000

(1)	Includes all taxes paid by the Company, including those of the Company’s discontinued operations.

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Quarterly Financial Data (Unaudited)

The following tables summarize the quarterly financial data for 2008 and 2007:

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$80,650	$86,004	$96,797	$110,091
Cost of operations	30,927	31,968	34,225	38,018
Sales and marketing	25,149	24,898	26,021	30,012
General and administrative	13,480	14,211	14,774	14,170
Depreciation and amortization	6,672	7,087	7,056	7,106
Interest income	3,453	2,350	2,616	2,033
Impairment of auction rate securities	27,406	—	—	—
Restructuring	—	—	—	2,910

(Loss) income from continuing operations before income tax provision (benefit)	(19,531)	10,190	17,337	19,908
Income tax provision (benefit)	3,432	4,501	7,375	(13,097)

(Loss) income from continuing operations	(22,963)	5,689	9,962	33,005
(Loss) income from discontinued operations, net of tax	(372)	663	804	(86)

Net (loss) income	$(23,335)	$6,352	$10,766	$32,919

Basic income (loss) per common share:
(Loss) income from continuing operations	$(0.40)	$0.10	$0.17	$0.57
(Loss) income from discontinued operations, net of tax	(0.00)	0.01	0.02	(0.00)

Net (loss) income	$(0.40)	$0.11	$0.19	$0.57

Diluted income (loss) per common share:
(Loss) income from continuing operations	$(0.40)	$0.10	$0.17	$0.57
(Loss) income from discontinued operations, net of tax	(0.00)	0.01	0.01	(0.01)

Net (loss) income	$(0.40)	$0.11	$0.18	$0.56

Weighted-average shares outstanding used in computing net income (loss) per common share:
Basic	57,636	57,693	57,770	57,771

Diluted	57,636	59,061	59,111	58,384

WEBMD HEALTH CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$70,194	$73,853	$81,772	$93,674
Cost of operations	27,840	28,057	29,248	28,855
Sales and marketing	22,284	21,325	21,654	25,772
General and administrative	15,056	15,553	15,003	13,714
Depreciation and amortization	5,879	6,830	6,973	7,103
Interest income	1,985	3,051	3,486	3,856

Income from continuing operations before
income tax provision (benefit)	1,120	5,139	12,380	22,086
Income tax provision (benefit)	278	902	2,381	(21,205)

Income from continuing operations	842	4,237	9,999	43,291
(Loss) income from discontinued operations, net of tax	(136)	1,153	1,493	5,005

Net income	$706	$5,390	$11,492	$48,296

Basic income (loss) per common share:
Income from continuing operations	$0.01	$0.07	$0.17	$0.75
(Loss) income from discontinued operations, net of tax	(0.00)	0.02	0.03	0.09

Net income	$0.01	$0.09	$0.20	$0.84

Diluted income (loss) per common share:
Income from continuing operations	$0.01	$0.07	$0.17	$0.72
(Loss) income from discontinued operations, net of tax	(0.00)	0.02	0.02	0.09

Net income	$0.01	$0.09	$0.19	$0.81

Weighted-average shares outstanding used in computing net income (loss) per common share:
Basic	56,976	57,071	57,154	57,534

Diluted	59,630	59,748	59,848	59,748

Schedule II. Valuation and Qualifying Accounts

	Years Ended December 31, 2008, 2007 and 2006
	Balance at	Charged to
	Beginning	Costs and				Balance at
	of Year	Expenses	Acquired	Write-offs	Other(a)	End of Year
	(In thousands)

December 31, 2008
Allowance for Doubtful Accounts	$1,165	$668	$—	$(532)	$—	$1,301
Valuation Allowance for Deferred Tax Assets	241,675	(15,853)	(1,470)	—	796	225,148
December 31, 2007
Allowance for Doubtful Accounts	956	1,074	—	(865)	—	1,165
Valuation Allowance for Deferred Tax Assets	276,730	(38,353)	4,713	—	(1,415)	241,675
December 31, 2006
Allowance for Doubtful Accounts	859	228	49	(180)	—	956
Valuation Allowance for Deferred Tax Assets	279,732	976	6,296	—	(10,274)	276,730

(a)	Represents valuation allowance released through equity and other adjustments.

S-1